NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Announces Third Quarter Catastrophe Loss Estimate
of $900 Million After Tax

HAMILTON, Bermuda – October 12, 2017 -- Everest Re Group, Ltd. (NYSE:RE) announced today that it expects to incur pretax catastrophe losses, net of reinsurance and reinstatement premiums of $1.2 billion, with a net economic impact of $900 million after taxes. This estimate includes losses from Hurricanes Harvey, Irma, and Maria, as well as estimated losses from the earthquake events in Mexico.

The Company's view of its losses from these events assumes an aggregate industry loss in the range of $100 billion for the quarter and is based on a combination of modeled information, underwriter analysis, preliminary client discussions, and a profile of exposed limits within the affected regions. Losses are arising from both the reinsurance and insurance segments. There is considerable uncertainty in these estimates and it is expected that it will be several months before relative clarity emerges with respect to the underlying losses from these multiple events. However the Company advises that it has significant unused retrocessional capacity, including aggregate protections, which provide coverage above the estimated levels.

Everest is the reinsurance industry's leading sponsor of catastrophe bonds, through the Kilimanjaro Re series, with $2.8 billion of multi-year collateralized capacity for specific perils as well as aggregate protection for losses arising from named territories, including Texas, Florida, and Puerto Rico. In addition, Everest's capital market facility, Mt. Logan Re, maintains close to $1 billion of assets under management that further supports the Company's catastrophe exposures.  These alternative capital structures, placed alongside a number of additional protections, including traditional reinsurance and retrocession coverage has provided protection against the recent catastrophe events.

Commenting on the devastation caused by these recent events, Dom Addesso, the Company's President and Chief Executive Officer, said, "Our thoughts are with the people of Texas, Florida, Puerto Rico, the Caribbean and Mexico, as they begin the recovery process. We have long established relationships in these markets, forged over many decades, and together with our clients will stand in support of these efforts. Our robust balance sheet and strong risk management program provides assurance to our clients that Everest will deliver when it matters most."

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), dac, provides reinsurance to non-life insurers in Europe. Everest Insurance® refers to the primary insurance operations of Everest Re Group, Ltd., and its affiliated companies which offer property, casualty and specialty lines insurance on both an admitted and non-admitted basis in the U.S. and internationally. The Company also operates within the Lloyd's insurance market through Syndicate 2786. In addition, through Mt. Logan Re, Ltd., the Company manages segregated accounts, capitalized by the Company and third party investors that provide reinsurance for property catastrophe risks. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.

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